Exhibit 99

From: Rick James (media)
           414-221-4444

          Colleen F. Henderson, CFA (analysts)
          414-221-2592
          colleen.henderson@wisconsinenergy.com

          July 30, 2009

Wisconsin Energy posts second quarter earnings

MILWAUKEE - Wisconsin Energy (NYSE: WEC) today reported net income from continuing operations of $63.4 million or 54 cents a share for the second quarter of 2009. This compares with net income from continuing operations of $58.2 million or 49 cents a share in the corresponding period a year ago.

In this year's second quarter, the company reversed a charge of 5 cents a share that was taken earlier this year in anticipation of a true up of costs from the Midwest wholesale power market. Without this benefit, earnings from continuing operations for this year's second quarter totaled 49 cents a share - flat compared to last year's second quarter results.

Second quarter 2009 revenues from continuing operations were $843 million. This compares with revenue of $945 million in the second quarter last year.

Second quarter 2009 results were helped by cost reductions that were implemented across every segment of the business and by additional earnings from the company's Power the Future plan, including the new Port Washington generating unit that began commercial service in May of last year.

Residential use of electricity rose by 0.2 percent from the second quarter a year ago. Consumption of electricity by large commercial and industrial customers was down by 21.8 percent, while use of electricity by small commercial and industrial customers declined by 5.4 percent.

Excluding the iron ore mines in the Upper Peninsula of Michigan, electricity use by Wisconsin Energy's large commercial and industrial customers was 16.2 percent lower than the second quarter a year ago.

At the end of June, the company was serving 3,377 more electric customers and 2,297 more natural gas customers than a year ago.

"Solid expense controls are helping the company navigate through what is clearly a long and difficult recession," said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer. "In addition, we were able to reduce our electricity prices during the second quarter to reflect lower fuel costs. In fact, our retail customers paid

$103 million less for electricity and natural gas during the second quarter this year as compared to the second quarter last year," he added.

"Our earnings guidance for this year remains in the range of $3.05 to $3.15 a share. This outlook assumes that our retail electric sales will decline by approximately 8.5 percent in 2009 as compared to 2008," Klappa said.

Conference Call
A conference call is scheduled for 1 p.m. Central time on Thursday, July 30, 2009. The presentation will review 2009 second quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 877-719-9799 up to 15 minutes before the call begins. International callers may dial 719-325-4748. The confirmation code is 3260348. Access also may be gained through the company's Web site (www.wisconsinenergy.com). Click on the icon for the "Second Quarter 2009 Earnings Release & Conference Call" and select "webcast audio." In conjunction with this earnings announcement, Wisconsin Energy will post on its Web site a package of detailed financial information on its second quarter performance. The materials will be available at 6 a.m. Central time on July 30, 2009. An archive of the presentation will be available on the Web site after the call. A replay of the audio portion of the presentation will be available approximately two hours following the conclusion of the presentation and accessible through Aug. 5, 2009. Domestic callers should dial 888-203-1112. International callers should dial 719-457-0820. The replay confirmation code is 3260348.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy Corporation ( www.wisconsinenergy.com), a component of the S&P 500, has more than $12 billion of assets, approximately 5,000 employees and 48,000 stockholders of record.

Non-GAAP Earnings Measures

Adjusted earnings (non-GAAP earnings), which generally exclude nonoperational items as well as charges or credits that are not associated with the company's ongoing operations, are provided as a complement to earnings presented in accordance with GAAP. The reversal of the company's charge it took earlier this year in anticipation of true up costs from the Midwest wholesale power market is not indicative of the company's operating performance. We believe that the presentation of adjusted earnings from continuing operations provides a more indicative comparison of Wisconsin Energy's performance quarter over quarter, and therefore, is relevant and useful to investors to understand the company's operating performance. Management uses such measures internally to evaluate the company's performance and manage its operations.

Forward-Looking Statements

Certain statements contained in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, including those related to management's expectations and projections regarding earnings, are based upon management's current expectations and are subject to risks and uncertainties that could cause Wisconsin Energy's actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those set forth in forward-looking statements. Factors that could cause Wisconsin Energy's actual results to differ materially from those contemplated in any forward-looking statements or otherwise affect our future results of operations and financial condition include, among others, the following: (i) factors affecting utility operations such as unusual weather conditions, catastrophic weather-related or terrorism-related damage, availability of electric generating facilities, unscheduled generation outages or unplanned maintenance or repairs, unanticipated events causing scheduled generation outages to last longer than expected, unanticipated changes in fossil fuel, purchased power, coal supply, gas supply or water supply costs or availability due to higher demand, shortages, transportation problems or other developments, nonperformance by electric energy or natural gas suppliers under existing power purchase or gas supply contracts, environmental incidents, electric transmission or gas pipeline system constraints, unanticipated organizational structure or key personnel changes, collective bargaining agreements with union employees or work stoppages or inflation rates; (ii) factors affecting the economic climate in the company's service territories such as customer growth, customer business conditions, including demand for their products and services and changes in market demand and demographic patterns; (iii) timing, resolution and impact of pending and future rate cases and negotiations, including recovery for new investments as part of the company's Power the Future strategy, environmental compliance, transmission service, fuel costs and costs associated with the implementation of the Midwest Independent Transmission System Operator's energy and operating reserves markets; (iv) regulatory factors such as changes in rate-setting policies or procedures, changes in regulatory accounting policies and practices, industry restructuring initiatives, transmission or distribution system operation and/or administration initiatives, required changes in facilities or operations to reduce the risks or impacts of potential terrorist activities, required approvals for new construction, and the siting approval process for new generation and transmission facilities and new pipeline construction; (v) increased competition in the company's electric and gas markets and continued industry consolidation; (vi) factors which impede or delay execution of the company's Power the Future strategy, including the adverse interpretation or enforcement of permit conditions by the permitting agencies, construction delays, and obtaining the investment capital from outside sources necessary to implement the strategy; (vii) factors which may affect successful implementation of the settlement agreement with the two parties who were challenging the water intake permit for the Oak Creek expansion; (viii) the impact of recent and future federal, state and local legislative and regulatory changes, including electric and gas industry restructuring initiatives, changes to the Federal Power Act and related regulations under the Energy Policy Act and enforcement thereof by regulatory agencies, changes in allocation of energy assistance, including state public benefits funds, changes in environmental, tax and other laws and regulations to which we are subject and changes in the application of existing laws and regulations; (ix) restrictions imposed by various financing arrangements and regulatory requirements on the ability of the company's subsidiaries to transfer funds to it in the form of cash dividends, loans or advances; (x) the cost and other effects of legal and administrative proceedings, settlements, investigations, claims and changes in those matters; (xi) impacts of the significant contraction in the global credit markets affecting the availability and cost of capital; (xii) other factors affecting our ability to access the capital markets, including general capital market conditions, our capitalization structure, market perceptions of the utility industry, the company or any of its subsidiaries, and the company's credit ratings; (xiii) the investment performance of the company's pension and other post-retirement benefit plans; (xiv) the effect of accounting pronouncements issued periodically by standard setting bodies; (xv) unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets; (xvi) changes in the creditworthiness of the counterparties with whom the company and its subsidiaries have contractual arrangements, including participants in the energy trading markets and fuel suppliers and transporters; (xvii) the performance of projects undertaken by the company's non-utility businesses; (xviii) the cyclical nature of property values that could affect our real estate investments; (xix) changes to the legislative or regulatory restrictions or caps on non-utility acquisitions, investments or projects, including the State of Wisconsin's public utility holding company law; and (xx) other business or investment considerations that may be disclosed from time to time in the company's SEC filings or in other publicly disseminated written documents, including the risk factors set forth in its Annual Report on Form 10-K for the year ended Dec. 31, 2008. Wisconsin Energy expressly disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Tables Follow

WISCONSIN ENERGY CORPORATION WISCONSIN ENERGY CORPORATION
WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30

	2009	2008	2009	2008

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$842.5	$945.4	$2,238.7	$2,376.5

Operating Expenses
Fuel and purchased power	253.6	298.1	520.0	636.3
Cost of gas sold	102.0	185.5	604.7	745.7
Other operation and maintenance	308.3	333.3	642.7	702.7
Depreciation, decommissioning
and amortization	86.3	80.4	172.1	158.1
Property and revenue taxes	28.2	27.2	56.3	54.3

Total Operating Expenses	778.4	924.5	1,995.8	2,297.1

Amortization of Gain	55.1	87.0	119.3	246.0

Operating Income	119.2	107.9	362.2	325.4

Equity in Earnings of Transmission Affiliate	14.4	12.1	28.7	23.6
Other Income, net	7.3	7.9	13.6	18.5
Interest Expense, net	39.8	35.4	80.6	74.6

Income From Continuing
Operations Before Income Taxes	101.1	92.5	323.9	292.9

Income Taxes	37.7	34.3	119.0	111.7

Income From Continuing Operations	63.4	58.2	204.9	181.2

Income (Loss) From Discontinued
Operations, Net of Tax	0.3	(0.2)	0.3	-

Net Income	$63.7	$58.0	$205.2	$181.2

Earnings Per Share (Basic)
Continuing operations	$0.54	$0.50	$1.75	$1.55
Discontinued operations	-	-	-	-

Total Earnings Per Share (Basic)	$0.54	$0.50	$1.75	$1.55

Earnings Per Share (Diluted)
Continuing operations	$0.54	$0.49	$1.74	$1.53
Discontinued operations	-	-	-	-

Total Earnings Per Share (Diluted)	$0.54	$0.49	$1.74	$1.53

Weighted Average Common
Shares Outstanding (Millions)
Basic	116.9	116.9	116.9	116.9
Diluted	117.8	118.3	117.9	118.3

Dividends Per Share of Common Stock	$0.3375	$0.27	$0.6750	$0.54

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	June 30, 2009	December 31, 2008

	(Millions of Dollars)
Assets

Net Property, Plant and Equipment	$8,751.8	$8,502.6

Investments
Restricted cash	109.9	172.4
Equity investment in transmission affiliate	293.7	276.3
Other	38.7	41.6

Total Investments	442.3	490.3

Current Assets
Cash and cash equivalents	12.5	32.5
Restricted cash	173.5	214.1
Accounts receivable	354.3	369.5
Accrued revenues	159.4	341.2
Materials, supplies and inventories	314.5	344.7
Regulatory assets	95.5	82.5
Prepayments and other	190.4	323.0

Total Current Assets	1,300.1	1,707.5

Deferred Charges and Other Assets
Regulatory assets	1,204.0	1,261.1
Goodwill	441.9	441.9
Other	158.2	214.4

Total Deferred Charges and Other Assets	1,804.1	1,917.4

Total Assets	$12,298.3	$12,617.8

Capitalization and Liabilities

Capitalization
Common equity	$3,467.1	$3,336.9
Preferred stock of subsidiary	30.4	30.4
Long-term debt	3,820.1	4,074.7

Total Capitalization	7,317.6	7,442.0

Current Liabilities
Long-term debt due currently	273.0	61.8
Short-term debt	780.2	602.3
Accounts payable	279.3	441.0
Regulatory liabilities	239.4	310.8
Other	249.1	319.2

Total Current Liabilities	1,821.0	1,735.1

Deferred Credits and Other Liabilities
Regulatory liabilities	1,014.5	1,084.4
Deferred income taxes - long-term	839.7	814.0
Deferred revenue, net	639.0	545.4
Pension and other benefit obligations	317.6	635.0
Other	348.9	361.9

Total Deferred Credits and Other Liabilities	3,159.7	3,440.7

Total Capitalization and Liabilities	$12,298.3	$12,617.8

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,

	2009	2008

	(Millions of Dollars)
Operating Activities
Net income	$205.2	$181.2
Reconciliation to cash
Depreciation, decommissioning and amortization	175.5	164.4
Contributions to benefit plans	(289.3)	(48.4)
Working capital and other	141.0	276.5

Cash Provided by Operating Activities	232.4	573.7

Investing Activities
Capital expenditures	(365.1)	(642.0)
Change in restricted cash	103.1	154.1
Unrestricted proceeds from asset sales	14.8	9.5
Other investing activities	(59.1)	(56.0)

Cash Used in Investing Activities	(306.3)	(534.4)

Financing Activities
Common stock issued (repurchased), net	(4.2)	(7.3)
Dividends paid on common stock	(78.9)	(63.1)
Change in debt, net	136.1	30.4
Other financing activities, net	0.9	(0.1)

Cash Provided by (Used in) Financing Activities	53.9	(40.1)

Change in Cash	(20.0)	(0.8)

Cash at Beginning of Period	32.5	27.4

Cash at End of Period	$12.5	$26.6